CP RESOURCES LLC
1625 Broadway, Suite 330
Denver, CO 80202
Tele: 303-592-8070
Fax: 303-592-8071

September 24, 2001

RE: Salt Wells Drilling Program
Sweetwater County, Wyoming

This Letter Agreement ("Agreement") dated the date of acknowledgement of the undersigned shall set forth the general terms and conditions whereby Kodiak Oil & Gas Corp. 1625 Broadway, Suite 330, Denver, CO (KOG) 80202 shall acquire a 40% interest in CP Resources LLC's ("CP") Salt Wells Project Drilling Program. The Salt Wells Drilling Program ("SWDP") consists of four drilling prospects identified as A) Salt Wells Prospect B) Lindsey-Brooke Prospect C) Laney Rim Prospect and D) Potter Mountain Prospect. The four drilling prospects are all located in Sweetwater County, Wyoming. Now, therefore, in consideration of $100.00, the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt of which are hereby acknowledged, the Parties agree as follows:

1. On or before September 30, 2001, KOG shall deposit US$13,600 to CP Resources LLC. Such monies will provide KOG the right to participate in 40% of the program. Such monies are non-refundable except in the event that one or more parties would default on the initial prospect fees, causing CP to default on the prospect fees to O'Neal Resources and Star Exploration, in which case the payment is refundable.

2. On or before October 13, 2001, KOG shall deposit US$38,200 to CP Resources LLC that shall be used to make the second payment on the prospect fees. Such monies are non-refundable.

3. On or before November 4, 2001, KOG shall deposit US$38,200 to CP Resources LLC that shall be used to make the final payment on the prospect fees. Such monies are non-refundable.

4. On or before November 15, 2001 KOG shall deposit US$240,000 to CP Resources LLC. Such funds will be used to pay KOG's share of the estimated cost of one initial test well on one of either the Salt Wells Prospect, the Potter Mountain Prospect, or the Lindsey-Brooke Prospect. The drilling order of the prospects will be determined by CP based upon rig availability and/or governmental approval. In the event KOG does not funds its share of the initial test well, all monies deposited under Sections 1, 2 and 3 above shall be forfeited and KOG shall not have any rights to any interest in the four drilling prospects. It is understood that the drilling and completion costs are estimates and that the actual costs may vary, therefore each party shall be responsible for its proportionate share of additional costs, if any, and shall be credited with its share of the estimated payments over the actual costs, as the case may be.

5. On or before January 31, 2002 KOG shall deposit US$240,000 to CP Resources LLC. Such funds will be used to pay KOG's shares of the estimated costs of one initial test well on one of either the Salt Wells Prospect, the Potter Mountain Prospect, or the Lindsey-Brooke Prospect. The drilling order of the prospects shall be determined by CP. Any party that does not fund this well shall forfeit all rights to earn an interest in this and the remaining undrilled prospects within the SWDP, however such party shall retain its interest contracted to the drillsite spacing unit earned under the initial test well drilled under Section 4 above. It is understood that the drilling and completion costs are estimates and that the actual

costs may vary, therefore each party shall be responsible for its proportionate share of additional costs, if any, and shall be credited with its share of the estimated payments over the actual costs, as the case may be, in accordance with the JOA defined in Section 7 below.

6. CP will notify all parties in writing, ninety (90) days in advance of the spud date of the initial test well on the remaining two prospects but in no event shall the spud date be prior to March 31, 2002, without the mutual consent of all parties. All parties shall be required to fund their proportionate share of the estimated drilling and completion costs, which in the case of KOG are estimated to be US$300,000 per prospect, not less than forty-five (45) days prior to the estimated spud date. In the event that the parties to this Agreement do not participate in drilling the remaining two prospects, the parties so choosing to not participate would be limited to earning only the drillsite spacing unit of the two previously drilled prospects. All other interests to the SWDP shall be terminated.

7. All parties to this agreement will enter into a 1982 AAPL Model Form Operating Agreement ("JOA"). If there is a conflict between the provisions of this Agreement and the JOA, the provisions of this Agreement shall prevail. CP shall serve as the Operator as to all operations on the properties.

8. CP will charge the joint operating account a monthly management fee of $8,000 to be shared proportionately by each party's initial ownership in the SWDP as stated in Section 1 above. Such management fee shall become effective on the first of the month in which the first well is drilled.

9. All notices, consents, requests, instruction, approvals, and other communications provided for herein and all legal documents processed in regard hereto shall be given, made or served in writing and delivered personally or by certified mail or by facsimile copy, postage prepaid, to the following.

   a. CP Resources LLC
      1625 Broadway, Suite 330
      Denver, CO 80202
      Telephone No.: 303-592-8070
      Facsimile No.: 303-592-8071

   b. Kodiak Oil & Gas Corp.
      1625 Broadway, Suite 330
      Denver, CO 80202
      Telephone No.: 303-592-8070
      Facsimile No.: 303-592-8071

   Or to such other addresses or facsimile numbers as any party hereto may from time to time designate in writing, delivered in a like manner. Notice given by mail or facsimile, as set out above shall be deemed delivered when actually received.

10. This Agreement is subject to the acceptance of the Canadian Venture Exchange. Upon receipt of such acceptance, this Agreement shall be binding upon and shall inure to the benefit of the parties to it and their respective legal representatives, successors, and assigns. No assignment by a party shall in any way diminish or otherwise adversely affect the rights, interest, or obligations of any other party. If any party to this Agreement assigns or conveys all, or a portion of its interest in the Agreement, said assignment or conveyance shall be specifically made subject to all of the terms and provisions of the Agreement. The party assigning or conveying an interest shall notify all other parties in writing of the conveyance and provide all other parties with appropriate documents and information

concerning the successor in interest.

11. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado, USA.

12. The Parties shall consult with each other with regard to all press releases and other announcements concerning this Agreement or the operations, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange. No party to this Agreement shall issue any such press release or make any other announcements in regards to the SWDP without the prior consent of the Operator.

13. All accounts under the Agreement and all payments due hereunder shall be settled and made in United States dollars.

14. This Agreement constitutes the entire agreement and understanding between the parties regarding the subject matter hereof, and supersedes and replaces any and all prior agreements and understandings, written or oral, except to the extent supplemented by the JOA. The Agreement may not be amended, or any obligations waived, except by written agreement executed by the parties. The Agreement shall be deemed to have been drafted jointly by the parties.

15. This agreement may be executed in counterpart, and will be binding upon the parties and their heirs, successors, assigns and legal representatives.

IN WITNESS WHEREOF, this Agreement is executed the date of acknowledgment for each of the Parties, effective as of the Effective Date. Please indicate your approval of the terms of the Agreement by executing where indicated below and returning one original to the undersigned.

CP Resources LLC

By: Lynn A. Peterson
Lynn A. Peterson, Manager

Agreed to and accepted by this 27 day of September, 2001

Kodiak Oil & Gas Corp.

By: James E. Catlin
Title: President

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